Exhibit 10.2

Europa Capital Investments, LLC
100 Europa Drive
Suite 455
Chapel Hill, NC 27517

February 1, 2010

Real Estate Restoration and Rental, Inc
710 Wellingham Drive
Durham, NC 27113

Dear Deborah Lovig,

This letter will serve as our agreement to provide administrative and other miscellaneous services to Real Estate Restoration and Rental, Inc. Europa Capital services will also from time to time include help with various transactions that the company may be considering.

Europa Capital Investments, LLC will bill Real Estate Restoration and Rental, Inc. $5,000 a month to cover the monthly retainer and some incidental expenses that might occur. Europa Capital will also submit bills associated with transactions directly to the company to be paid.

This agreement will remain in effect until one or the other party informs the other that the agreement is ending.

Sincerely,

/s/ Peter Coker
Peter Coker
Managing Director

Accepted; /s/Deborah Lovig

Deborah Lovig, President